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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------



         EMPLOYMENT AGREEMENT, dated as of March 16, 2001, by and between Continental Sports Management, Inc., a Delaware corporation with its principal office located at 237 Park Avenue, New York, New York 10017 (the "Company"), and Shep Messing, an individual residing at 6 Copperfield Lane, Old Westbury, New York 11568 (the "Executive").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Company desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive desires to render services to the Company upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties mutually agree as follows:

                  1. Employment. The Company hereby employs Executive and the Executive hereby accepts such employment, as Chairman of the Board of Directors and Chief Executive Officer, subject to the terms and conditions set forth in this Agreement.

                  2. Duties. The Executive shall serve as Chairman of the Board of the Board of Directors and Chief Executive Officer of the Company. During the term of this Agreement, the Executive shall properly perform all duties incident to the position of Chairman of the Board and Chief Executive Officer and such duties as may be assigned to him from time to time by the Board of Directors of the Company (the "Board"), and the Executive agrees to abide by all By-laws, policies, practices, procedures or rules of the Company. The Executive agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full business time and attention exclusively to the business and affairs of the Company. The Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment and which may benefit the Company. All material facts regarding such opportunities must be promptly reported to the Board and/or the Chief Executive Officer for consideration by the Company. Notwithstanding the foregoing, the Executive may donate his time and efforts to charitable causes so long as such endeavors do not effect his ability to perform his duties under this Agreement.


                  3. Term of Employment.

                          (a) The term of the Executive's employment shall be
for a period of three (3) years commencing on April 1, 2001 (the "Start Date"), subject to earlier termination by the parties pursuant to Sections 5 and 6 hereof (the "Term").



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                  4. Compensation of Executive.


                          4.1 Salary. The Company shall pay to Executive a base
salary of Two Hundred and Twenty Five Thousand Dollars ($225,000) per annum, subject to increases in accordance with the terms of the last sentence of this
Section 4.1 (the "Base Salary"), less such deductions as shall be required to be withheld by applicable law and regulations. The Base Salary payable to Executive shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business. Commencing on the first anniversary of the date hereof, and on each anniversary thereafter during the Term, the Base Salary shall be increased by Twenty Five Thousand Dollars ($25,000) of the then Base Salary.

                          4.2 Expenses. During the Term, the Company shall
promptly reimburse the Executive for all reasonable and necessary travel expenses and other disbursements (not including travel to and from the Company's office, if any, located in the New York City metropolitan area, including Long Island) incurred by the Executive on behalf of the Company in the performance of the Executive's duties hereunder, assuming Executive has received prior approval for such travel expenses and disbursements by the Company to the extent possible consistent with corporate practices with respect to the reimbursement of expenses incurred by the Company's Executives. The Executive shall present all appropriate vouchers and receipts for such expenses. In addition, during the Term hereof, the Company shall provide the Executive with a leased automobile and reimburse the Executive for any business expenses incurred in connection with the leasing of the automobile.

                          4.3 Benefits. The Company shall provide the Executive
and his family with full health insurance, and the Executive shall be permitted during the Term to participate in any other hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other executives of the Company (including coverage under any officers and directors liability insurance policy), subject to such eligibility rules as are applied to senior managers generally.

                          4.4 Vacation. The Executive shall be entitled to four
(4) weeks paid vacation per year.

                          4.5 Issuance of Options. (a) Upon execution of this
Agreement, the Executive shall receive non-qualified stock options (or in lieu thereof, at Executive's option, and to the extent available, incentive stock options) exercisable for an aggregate of One Million (1,000,000) shares at an exercise price equal to $.08 per share (the "Options"). The options shall vest in monthly installments on the first day of each month during the Term of this Agreement; provided, however, that any and all non-vested Options shall vest immediately upon a Change in Control. For purposes of this Agreement, a "Change in Control" shall mean (i) the dissolution or liquidation of the Company or a merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or
(iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity, which is not a shareholder on the date of this Agreement, owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company.

                          (b) If the Executive's employment under this Agreement
is terminated for any reason whatsoever (Cause, without cause, etc., other than in connection with a Change in Control) prior to the expiration of the Term, then a pro rata amount of the options shall be forfeited. Thus, for example, if the date of termination is twelve (12) months after the Start Date, two-thirds (2/3) of the options shall be cancelled.

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                          4.6 Piggyback Registration Rights. Commencing twelve
(12) months from the Start Date, Executive shall have piggyback registration rights for the Options or the shares underlying the Options, subject to underwriter cut-back in the case of an underwritten offering. In the event the Company, on behalf of any selling shareholder (other than selling shareholders who purchased stock in a private placement offering who were granted registration rights), proposes to file a registration statement for the registration of the sale of common stock (other than a registration statement on Form S-4 or S-8), the Company shall include the Options (if exercised) and the Options or the shares underlying the Options in such registration statement.

                          4.7 Incentive Compensation. Executive shall be
entitled to receive a bonus and/or other incentive compensation in an amount to be determined by the Company; provided, however, that the failure of the Company to award any such bonus and/or other incentive compensation shall not give rise to any claim against the Company. The amount, if any, and timing of such bonus shall be determined by the Company in its discretion.

                  5. Disability of the Executive. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the services required to be performed under this Agreement for a period of five (5) consecutive months or six (6) months in any period of 360 consecutive days (a "Disability"), the Company may, at the time or during the period of such Disability, at its option, terminate the employment of the Executive under this Agreement immediately upon giving the Executive written notice to that effect.

                  6. Termination.

                          (a) The Company may terminate the employment of the
Executive and all of the Company's obligations under this Agreement at any time for Company Termination For Cause (as hereinafter defined) by giving the Executive written notice of such termination, with reasonable specificity of the details thereof. "Company Termination For Cause" shall mean (i) the Executive's willful misconduct which could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) the Executive's willful disregard of lawful instructions of the Company's Board of Directors consistent with the Executive's responsibilities under this Agreement relating to the business of the Company, (iii) the Executive's neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (iv) the commission by the Executive of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (v) the Executive's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude, (vi) the Executive's material breach of any of the agreements contained herein, or
(vii) the Executive's death or resignation without Executive Termination For Cause (as defined in Section 6(c) below). A termination pursuant to Section 6(a)(i), (ii), (iii), (iv), (v) (other than as a result of a conviction of a crime involving moral turpitude) or (vi) shall take effect thirty (30) days after the giving of the notice contemplated hereby unless the Executive shall, during such 30-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its reasonable discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice). A termination pursuant to Section 6(a)(v) (as a result of a conviction of a crime involving moral turpitude) or (vii) shall take effect immediately upon the giving of the notice contemplated hereby.

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                          (b) The Company may terminate Executive's employment
at any time without Cause, subject to the provisions of Section 7(b) below.

                          (c) The Executive may terminate this Agreement and his
employment with the Company for Executive Termination For Cause (as hereinafter defined) by giving written notice to the Chairman of the Board of Directors of the Company, with reasonable specificity of the details thereof. "Executive Termination For Cause" shall mean (i) the Company's material breach of any of the agreements contained herein, (ii) a material reduction in the scope of the Executive's responsibilities and duties and (iii) a Change in Control. A termination pursuant to this Section 6(c) shall take effect thirty (30) days after the giving of the notice contemplated hereby unless the Company shall, during such thirty (30) day period, remedy to the reasonable satisfaction of the Executive the misconduct, disregard, abuse, or breach specific in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Executive shall, in his reasonable discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice).

                  7. Effect of Termination of Employment.

                          (a) Upon the termination of the Executive's employment
by the Company for Company Termination For Cause or a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the unpaid portion of the then Base Salary provided for in Section 4.1, earned through the date of termination (the "Unpaid Salary Amount") and (ii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4.2 (the "Expense Reimbursement Amount").

                          (b) Upon the termination of the Executive's employment
by (i) the Company for other than Company Termination For Cause or a Disability or (ii) the Executive for Executive Termination For Cause, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except that the Company shall pay as severance pay to the Executive, an amount equal to the sum of (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount, (iii) severance compensation equal to the then Base Salary for six (6) months and (iv) the right and option to sell to the Company any vested Options on the terms and subject to the conditions set forth in Section 7(d) below.

                          (c) The forfeiture of the Options shall be subject to
the provisions of Section 4.5(b) above.

                          (d) Upon the termination of (i) the Executive by the
Company for Company Termination For Cause or a Disability or (ii) this Agreement by the Executive for Executive Termination For Cause, the Company shall have the right and option to buy from the Executive upon a Company Termination For Cause, or the Executive shall have the right and option to sell to the Company upon and Executive Termination For Cause, as applicable, any vested Options and/or shares underlying the Options (collectively, the "Restricted Shares") at the lesser of four dollars ($4.00) per Restricted Share, or if applicable, the public share price of the Shares as of the date the party terminating this Agreement provides notice of said termination. The amount payable by the Company hereunder shall be offset against any amount required to be paid by the Executive (e.g., the option strike price) for the Restricted Shares to be acquired or sold hereunder, provided, however, that such net amount shall never fall below zero. Each party shall exercise its rights under this Section 7(d) by stating its desire to exercise such rights in the notice of termination required under Section 6 above. Any amount to be paid to the Executive hereunder shall be paid by the Company in cash within thirty (30) days of the effective date of the Executive's termination.

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                  8. Disclosure of Confidential Information. Executive
recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, know-how, and business plans. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not during the term of this Agreement and for the twenty-four (24) month period following his employment hereunder, reveal, divulge or make known to any person (except counsel or as may be required by law or, if necessary, in a litigation), any information acquired by Executive during the course of his employment (including employment prior to the date hereof), which is treated as confidential by the Company, including but not limited to its customer list, not otherwise in the public domain, other than in the ordinary of business during his employment hereunder. The provisions of this Section 8 shall survive Executive's employment hereunder.

                  9. Covenant Not To Compete.

                          (a) Executive recognizes that the services to be
performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Company that Executive agree, and accordingly, Executive does hereby agree, that he shall not, directly or indirectly, at any time during the term of the Agreement and the "Restricted Period" (as defined in Section 9(e) below):

                              (i) except as provided in Subsection (d) below, be
engaged in the representation of professional soccer athletes in their negotiation of player and endorsement contracts as well as representation of soccer clubs to procure players, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, Executive, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

                              (ii) employ or engage, or cause or authorize,
directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any Executive or agent of Company or any affiliate thereof.

                          (b) Executive hereby agrees that he will not, directly
or indirectly, for or on behalf of himself or any third party, at any time during the term of the Agreement and during the Restricted Period solicit any customers of the Company or any affiliate thereof (including those procured or indirectly by the Executive) in a manner which directly or indirectly competes with the Company.

                          (c) If any of the restrictions contained in this
Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

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                          (d) This Section 9 shall not be construed to prevent
Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market other than securities of the Company.

                          (e) The term "Restricted Period," as used in this
Section 9, shall mean the period of Executive's actual employment hereunder plus in the event the Executive's employment is terminated for Company Termination for Cause for a period of twelve (12) months thereafter.

                          (f) The provisions of this Section 9 shall survive the
end of the Term as provided in Section 9(e) hereof.

                  10. Miscellaneous.

                          10.1 Injunctive Relief. Executive acknowledges that
the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by him of Section 8 or 9 of this Agreement shall entitle Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

                          10.2 Assignments. Neither Executive nor the Company
may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

                          10.3 Entire Agreement. This Agreement constitutes and
embodies the full and complete understanding and agreement of the parties with respect to Executive's employment by Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                          10.4 Binding Effect. This Agreement shall inure to the
benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

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                          10.5 Headings. The headings contained in this
Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                          10.6 Notices. All notices, requests, demands and other
communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

                          10.7 Governing Law. This Agreement shall be governed
by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions. Except as provided for in Section 10.1 above, any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in accordance with the then-current Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "Association") to the extent that such Rules do not conflict with any provision of this Section 10.7. The arbitration shall be held at a mutually acceptable location in New York and shall be held before one (1) arbitrator (unless otherwise agreed by the parties) who shall be either a retired judge or an attorney with greater than ten (10) years of relevant practice. Neither party shall institute an arbitration proceeding hereunder unless, at least thirty (30) days prior thereto, such party shall have furnished to the other written notice of its intent to do so and the basis thereof in detail. Any award, order or judgment pursuant to such arbitration shall be deemed final and may be entered and enforced in any state or federal court in New York.

                          10.8 Counterparts. This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                          10.9 Separability. If any of the restrictions
contained in this Agreement shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Agreement shall then be enforceable in the manner contemplated hereby.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.




                                         CONTINENTAL SPORTS MANAGEMENT, INC.




                                         By: /s/ William C. Davis
                                             -----------------------------------
                                             Name: William C. Davis
                                             Title: Chief Financial Officer


                                             /s/ Shep Messing
                                             -----------------------------------
                                             Shep Messing




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